UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2012

THE MIDDLEBY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

On May 10, 2012, The Middleby Corporation (the “Company”) held its annual meeting of stockholders.  A total of 15,925,841 shares of common stock were present in person or by proxy, which represented approximately 85.01% of the shares entitled to vote and which constituted a quorum. The matters presented for a vote at the meeting and the related results were as follows:

1.	ELECTION OF DIRECTORS

Proposal one was the election of seven (7) directors.  The shares present were voted as follows:

Nominees	For	Withheld	Abstain	Broker Non-Votes

Selim A. Bassoul	12,400,949	3,524,892	—	0
Robert B. Lamb	15,168,352	757,489	—	0
Ryan Levenson	13,878,629	2,047,212	—	0
John R. Miller III	14,234,386	1,691,455	—	0
Gordon O’Brien	14,254,267	1,671,574	—	0
Philip G. Putnam	15,154,991	770,850	—	0
Sabin C. Streeter	15,154,546	771,295	—	0

Pursuant to the foregoing votes, all seven nominees listed above were elected to serve on the Company’s Board of Directors.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal two was the approval, by an advisory vote, of the 2011 compensation of the Company’s named executive officers.  The shares present were voted as follows:

FOR: 8,457,514    AGAINST: 7,418,088    ABSTAIN: 50,239    BROKER NON-VOTES: 0

Pursuant to the foregoing votes, the 2011 compensation of the Company’s named executive officers was approved on an advisory basis.

3.	STOCKHOLDER PROPOSAL

Proposal three was a non-binding stockholder proposal requesting that the Company’s Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote retained for contested director elections.  The shares present were voted as follows:

FOR: 13,463,569    AGAINST: 272,133    ABSTAIN: 171,750    BROKER NON-VOTES: 0

Pursuant to the foregoing votes, proposal three was approved on an advisory basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: May 14, 2012	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President and
Chief Financial Officer